Exhibit 10.14

Contract for Ordering Youxin Social New Retail System Technical Services

Party A: Hangzhou Yingfei Kexun Network Technology Co., Ltd.

Party B: Guangzhou Youxin Technology Co., Ltd.

In accordance with relevant laws and regulations, Party A and Party B, through friendly negotiation, have reached an agreement on the matters related to Party A’s ordering of Youxin Social New Retail Smart System Technical Services (referred to as “this technical service” hereinafter). The following terms are hereby jointly agreed upon for mutual compliance:

Article 1 Implementation of Services

1.1 After Party A makes the agreed-upon payment for technical service fees as per this agreement, Party B will implement the technical service system for Party A. Party A can use this technical service for internal management, external display, or the sale of products/services.

1.2 Party B will provide technical service development and implementation of the system based on the content of Annex 1 and Annex 2 functional forms for Party A.

Article 2 Service Fees and Payment Method

2.1 Technical service fee for this service: 450,000 yuan (RMB in words: Four Hundred and Fifty Thousand Yuan).

2.2 The technical services procured by Party A from Party B in this instance are for the overall BI solution. If additional systems need to be developed due to Party A’s special requirements, separate charges will apply, and the charging method will be discussed between both parties.

2.3 Renewal: There will be no additional maintenance fees for this project cooperation. Party A can enjoy free upgrades and iterations of the service sections as defined in the annex, and can use the free functions/plugins of this technical service. Party A can also enjoy the post-system maintenance service of the service section in the “Annex” for free during the continued use of the system. The renewal price for both parties will follow the initial contract agreement.

2.4 Within 5 working days after the signing of this contract, Party A shall pay the initial payment of 50% of the above-mentioned technical service fee, which is 225,000 yuan (RMB in words: Two Hundred and Twenty-Five Thousand Yuan) to Party B’s account.

Party B will deliver the agreed-upon service content in two stages as per the provisions of this agreement.

Details of the technical service content delivered by Party B in the first stage are outlined in “Annex 1 - First Stage Technical Service Content.” The acceptance date for the first stage is confirmed by both parties as December 10, 2021. Party B must ensure to submit to Party A for testing and acceptance as per the requirements in 2.6 ahead of the stipulated time. Within 5 working days after the acceptance of the first stage technical service delivery and stable operation for 5 consecutive working days, Party A shall pay 30% of the aforementioned technical service fee, which is 135,000 yuan (RMB in words: One Hundred and Thirty-Five Thousand Yuan) to Party B’s account.

Details of the technical service content delivered by Party B in the second stage and the delivery time are outlined in “Annex 2 - Second Stage Technical Service Content.” Within 5 working days after the acceptance of the second stage technical service delivery and stable operation for 30 consecutive working days, Party A shall pay the remaining 20% of the aforementioned technical service fee, which is 90,000 yuan (RMB in words: Ninety Thousand Yuan) to Party B’s account.

Party B’s Account Information:

Bank: China Merchants Bank Guangzhou Science Park Branch

Account Number: 120913612010902

Account Name: Guangzhou Youxin Technology Co., Ltd.

2.5 Principles for Capacity Expansion

In addition to Annex 1 and Annex 2, any additional requirements put forward by Party A shall be evaluated and negotiated for cost and delivery time by both parties. Upon agreement, a “Supplementary Agreement” shall be signed, and the development and delivery will be carried out as per the provisions of the supplementary agreement.

2.6 Acceptance Criteria and Deadline

The acceptance criteria for this project is that the system can fulfill the functionalities described in this agreement, confirmed by both parties during the online operation process.

The acceptance requirement is as follows: Within 5 working days from Party B’s notification for testing of this project, Party A shall perform a 5-day testing based on the acceptance criteria. After the 5-day testing period, Party A shall inform Party B of the acceptance results in writing, email, or WeChat form.

If Party A does not conduct testing and acceptance within the above-mentioned period, it shall be considered as qualified acceptance:

If the acceptance is not qualified, it shall be considered as a breach by Party B, subject to Article 3.3.

Article 3 Rights and Obligations of Both Parties

3.1 Party A shall bear all responsibilities for any legal disputes arising from commercial and other activities conducted using this technical service.

3.2 Party A should carefully consider before ordering this product. Once Party A places an order and pays the service fee, except for reasons attributable to Party B, if this agreement is changed, suspended, terminated, or terminated by either party or both parties (including but not limited to Party A’s self-discontinuation of use, suspension or termination of technical service due to Party A’s illegal or non-compliant behavior), Party B will not refund the fee.

3.3 If Party B fails to deliver the system requirement modules according to the stipulated dates in 2.4 and the annex, and if Party A accepts and launches the system online, Party A has the right to deduct 0.5% of the remaining payable amount per day as a penalty. If the delay exceeds 10 days, Party A has the right to terminate this agreement and request a full refund from Party B. If Party B’s delivery is delayed due to reasons attributable to Party A (including but not limited to unclear requirements, requirement changes, incomplete submission of materials, etc.), Party B shall not bear any liability for breach.

Article 4 Notification

Any orders, supplementary agreements, written notices, memoranda, activation codes, and other information and documents issued by both parties for the performance of this agreement shall be sent in writing, via mail, email, or other means, to the following addresses and contacts. Written correspondence shall be sent via express mail. If there are any changes to the information of either party listed below, the other party shall be notified in writing five days in advance. If a party fails to timely notify the other party of changes to their information, they shall bear the losses incurred as a result.

Party A: Hangzhou Yingfei Kexun Network Technology Co., Ltd.

Contact Person:

Mailing Address:

Phone:

Email:

Party B: Guangzhou Youxin Technology Co., Ltd.

Contact Person: Zhong Mengjuan

Mailing Address: Unit 606, Building AI, Yue Xiu Fortune Century Plaza, No. 13 Haian Road, Tianhe District, Guangzhou

Phone: 15013279945

Email: mengjuan@youxin.cloud

Article 5 Use and Protection of User Data

5.1 The data rights authorized by users belong to Party A.

5.2 Party B shall take security measures and confidentiality measures to prevent leakage and protect the security of data belonging to Party A and users.

5.3 Regarding the collection, storage, processing, and use of user data by Party A in the use of this technical service, and any activities related to this data, Party A shall comply with the following requirements:

(1) Party A shall abide by the relevant agreements, rules with Party B, and the provisions of current laws and regulations.

(2) When collecting and using user data, Party A shall establish relevant privacy protection policies that clearly and accurately explain to users the content of personal data collected, how this information will be used, and how it will be shared with third parties. These privacy policy contents shall conform to the requirements of this agreement.

(3) If processing user personal data is necessary, Party A shall fully inform users when requesting their personal data and obtain explicit consent. Unless otherwise authorized or agreed, Party A can only process personal data to the extent necessary for the operation or function of the relevant application.

5.4 Beyond the scope of this technical service, Party A shall independently take reasonable and secure technical measures for the various types of data stored on Party B’s servers due to the use of this technical service. Party A shall be responsible for all consequences arising from its actions (including but not limited to installing software on its own, taking encryption measures, or implementing other security measures). Party A shall report any unauthorized access to and use of personal data to Party B, users, and relevant data protection authorities.

Article 6 After-Sales Service

The after-sales service terms are as follows:

Party B will provide 24/7 response and maintenance work for this project, ensuring the system operates securely, stably, and normally.

When a malfunction occurs, Party A shall immediately notify Party B. In case of a severe malfunction, Party B shall dispatch an engineer and resolve the issue within 2 hours. For a general malfunction, Party B shall dispatch an engineer and resolve the issue within 12 hours. If Party B’s system experiences a malfunction lasting over 12 hours, Party B shall compensate for ten times the duration of the service interruption. The compensation time is calculated in days, with less than one day calculated as one day.

In addition to the after-sales system maintenance specified above, if Party A’s system data leaks (including but not limited to data authorization errors) or if there are errors in user account amounts, and other fault scenarios arise due to system operation failures, Party B shall bear full liability for compensating damages incurred by Party A. Party A has the right to seek compensation for corresponding losses from Party B, and the form of compensation shall be determined through mutual negotiation.

Article 7 Miscellaneous

7.1 Any disputes arising from the performance of this agreement between both parties shall be resolved through friendly negotiation. If a consensus cannot be reached through negotiation, both parties agree to submit the dispute to the People’s Court with jurisdiction over the plaintiff’s location.

7.2 This agreement shall become effective upon the sealing of both parties. The agreement is made in duplicate, with each party holding one copy. Both copies have equal legal effect.

Party A: Hangzhou Yingfei Kexun Network Technology Co., Ltd.

Signature of Authorized Representative:

Date: 2021

Party B: Guangzhou Youxin Technology Co., Ltd.

Signature of Authorized Representative:

Date: October 20, 2021